EXHIBIT 11.1

INDEPENDENT AUDITOR’S INCLUSION LETTER

We agree to the inclusion in the Cardone Non Accredited Fund, LLC Post-Qualification Preliminary Offering Circular Amendment No. 6 dated August 24, 2026 of our report, dated April 30, 2026, on our audit of the financial statements of Cardone Non Accredited Fund, LLC for the years ended December 31, 2025 and 2024.

Kaufman, Rossin & Co., P.A.

August 24, 2026

Miami, Florida